Exhibit 99.1

Erickson Air-Crane Incorporated Announces Record Full-Year and Fourth Quarter Results

PORTLAND, Ore. — (BUSINESS WIRE) — March 11, 2013 — Erickson Air-Crane Incorporated (NASDAQ: EAC) (“Erickson Air-Crane”, “Erickson”, the “Company”, “we”, “us” and “our”), a leading operator and the manufacturer of the powerful Erickson S-64 Aircrane heavy-lift helicopter, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Full-Year 2012 highlights include:

•                  Revenue increased 18.4% to $180.8 million

•                  Flight hours increased 18.9% to 12,075 hours

•                  Operating Income doubled to $33.4 million

•                  Adjusted EBITDA increased 77.4% to $44.5 million

Fourth Quarter 2012 highlights include:

•                  Revenue increased 27.2% to $39.1 million

•                  Flight hours increased 14.6% to 1,766 hours

•                  Operating Income increased $5.1 million to $1.5 million

•                  Adjusted EBITDA increased $6.2 million to $4.5 million

Full-Year Results

Revenues for the year ended December 31, 2012 increased by 18.4% compared with the full year of 2011, rising to $180.8 million. The Company experienced strong growth in both of its business segments as compared with the prior year, driven by new firefighting contracts, an active fire season and the Company’s expansion of infrastructure construction, especially in support of the oil-and-gas market in South America.  Full-year net income attributable to Erickson Air-Crane was $15.2 million, or pro forma earnings per share (“EPS”) of $1.56, at the top end of prior guidance.  This compares with prior year net income of $15.9 million, which included a net $11.2 million benefit from the reversal of accrued interest and taxes related to an audit by the IRS that was settled in our favor. The Company’s pro forma EPS assumes that the recapitalization and IPO had taken place on January 1, 2012 and that 9.7 million fully diluted shares used in the calculation were outstanding the entire year.

Udo Rieder, President and Chief Executive Officer of Erickson Air-Crane, commented, “This was an outstanding year for Erickson.  Erickson’s leadership position in the heavy-lift market continues to strengthen and we are confident in our ability to build our business in related sectors.”

The Company’s full-year operating income increased by 101.4%, rising to $33.4 million as compared with the prior year’s $16.6 million.  Full-year Adjusted EBITDA (a non-GAAP measured described below) increased by 77.4% to $44.5 million as compared with prior year, driven by a gross margin improvement of 420 basis points and by a reduction in operating expenses as a percentage of sales of 340 basis points.

Fourth Quarter Results

Revenues for the three months ended December 31, 2012 increased by 27.2% compared with the fourth quarter of 2011, rising to $39.1 million.  As in recent quarters, organic growth was broad-based in the fourth quarter of 2012, with revenue increases in both of the Company’s business segments as compared with the prior year.  The net loss attributable to Erickson Air-Crane Incorporated in the fourth quarter was $0.9 million, or a $0.10 loss per basic and diluted share.  Included in the fourth quarter 2012 were $0.2 million or $0.02 per share on an after-tax basis of expenses associated with the Air Amazonia acquisition.   Additionally, the company recorded a charge of $0.05 per share related to its previously disclosed dispute with the Greek tax authorities.  These items were more than offset by the completion in the quarter of the Company’s previously announced deal with San Diego Gas and Electric (“SGD&E”) to purchase an Aircrane and related spare parts inventory.  As expected, the acceleration of deferred revenues associated with early contract termination as a result of the SDG&E transaction favorably impacted EPS by $0.39 per share in the fourth quarter.

Rieder continued, “We continue to see an excellent response to the value provided by our unique heavy-lift S-64 platform in the increasingly diverse, global end-markets we serve.  Firefighting activity remained strong in the fourth quarter, particularly with the US Forest Service, and our new firefighting contract in San Diego helped drive a strong revenue performance versus prior year.  Additionally, we continued to see strong performance from our fast-growing aerial services business in support of the South American oil-and-gas industry, for which we deployed a second Aircrane at the end of the fourth quarter.”

Adjusted EBITDA increased to $4.5 million in the fourth quarter as compared with the prior year negative amount of $1.7 million.  Profitability in the fourth quarter was driven by a gross margin improvement of $3.4 million, reflecting the benefit of the inclusion of SDG&E revenues and partially offset by heavier spending on aircraft maintenance as a result of increased firefighting flight hours.  In addition, SG&A decreased by $1.7 million, reflecting the absence of restructuring charges and bad debt expense in 2012, which totaled $1.1 million and $2.5 million in the fourth quarter of 2011, respectively.  This SG&A improvement was partially offset by a charge of $0.8 million for potential interest and penalties associated with our dispute with the Greek tax authorities, and as expected an increase in variable and share-based compensation.

The Company announced on March 7, 2013 that it had received firm commitments for a credit agreement led by Wells Fargo Bank that accommodates the liquidity needs of the business and the financing of the Air Amazonia deal.  This credit facility would total up to $165.0 million, consisting of a $115.0 million term loan facility and a revolving credit facility of up to $50.0 million.

On March 7, 2013 the Company also announced the execution of a binding term sheet and significant progress toward completion of its previously announced purchase of the

Air Amazonia aerial services business from HRT Participacoes em Petroleo, S.A. (“HRT”). The Company expects to close the transaction in the second quarter of 2013.

Rieder said, “Following the purchase of the Air Amazonia fleet and operations from HRT, we will be poised to greatly accelerate our presence in the booming on-shore oil and gas sector in South America, an important source of strategic growth.  Importantly, we believe we can efficiently service HRT’s needs while freeing up nearly half of the acquired fleet of 14 aircraft for other customers, in Brazil and other markets. This highly accretive transaction will accelerate our transformation from a leader in the heavy-lift category to a diversified, global air services business.  It is significant that this acquisition provides us an entry into the passenger transport and medium-lift markets, where we see significant demand from a wide range of our existing and prospective customers.  Following the closing of the Air Amazonia transaction, we will be positioned to greatly diversify our operations and expand the range and scope of our growth opportunities, as well as enhance our ability to create significant value for our shareholders.”

Rieder concluded, “Erickson Air-Crane is poised to drive top-line growth in 2013 and beyond.  With the Air Amazonia transaction, we will be able to attack an expanded range of market opportunities by geography and end-markets utilizing a wide variety of helicopter platforms.  We also anticipate reduced seasonality and improved profitability.  We regard this transaction as a natural extension of our strategy and an excellent use of capital.  At the same time, we will take additional decisive steps to grow our business and drive value to our shareholders.”

Conference Call

The Company noted that it will hold a conference call to discuss its earnings results for the fiscal year and fourth quarter ended December 31, 2012 on Monday, March 11, 2013 at 8:30 am ET with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Chuck Ryan, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaircrane.com. To access the call, dial toll-free 1-888-505-4375 or 1-719-325-2429 (international). The pass code is 7685194.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 7685194.  The replay will be available beginning at 11:30 a.m. ET on Monday, March 11, 2013 and will last through 11:59 p.m. ET March 25, 2013.

— FINANCIAL TABLES FOLLOW —

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Net revenues:
Aerial Services	$31,350	$27,402	$161,405	$138,637
Manufacturing / MRO	7,727	3,313	19,419	14,132
Total net revenues	39,077	30,715	180,824	152,769
Cost of revenues:
Aerial Services	25,962	18,291	109,623	93,566
Manufacturing / MRO	2,598	5,336	9,782	13,730
Total cost of revenues	28,560	23,627	119,405	107,296
Gross profit	10,517	7,088	61,419	45,473
Operating expenses:
General and administrative	5,827	3,489	17,232	13,023
Research and development	1,258	1,604	4,683	4,827
Selling and marketing	1,894	4,471	6,071	9,940
Restructuring charges	—	1,084	—	1,084
Total operating expenses	8,979	10,648	27,986	28,874
Operating income (loss)	1,538	(3,560)	33,433	16,599
Other income (expense):
Interest income	—	—	—	7
Interest expense	(1,453)	(2,594)	(6,990)	(9,157)
Interest income (expense) related to tax contingencies	—	3,015	—	2,745
Amortization of debt issuance costs	(322)	(322)	(1,174)	(875)
Gain (loss) on disposal of equipment	(5)	21	(5)	26
Unrealized foreign exchange gain (loss)	(350)	358	(322)	1,819
Realized foreign exchange gain (loss)	581	(553)	788	(956)
Other income (expense), net	(802)	476	119	1,126
Total other income (expense)	(2,351)	401	(7,584)	(5,265)
Income (loss) before noncontrolling interest and income taxes	(813)	(3,159)	25,849	11,334
Income tax expense (benefit)	45	(11,522)	10,213	(4,926)
Net income (loss)	(858)	8,363	15,636	16,260
Less: Net (income) loss related to noncontrolling interest	(91)	213	(406)	(390)
Net income (loss) attributable to Erickson Air-Crane Incorporated	(949)	8,576	15,230	15,870
Dividends on redeemable preferred stock	—	2,422	2,795	9,151
Net income (loss) attributable to common stockholders	$(949)	$6,154	$12,435	$6,719
Other comprehensive income (loss):
Net income (loss)	$(858)	$8,363	$15,636	$16,260
Foreign currency translation adjustment	19	(73)	136	(402)
Comprehensive income (loss)	(839)	8,290	15,772	15,858
Comprehensive income (loss) attributable to noncontrolling interest	(124)	261	(435)	(202)
Comprehensive income (loss) attributable to Erickson Air-Crane Incorporated	$(963)	$8,551	$15,337	$15,656
Net income (loss) per share attributable to common stockholders
Basic	$(0.10)	$6,154.19	$1.78	$6,718.57
Diluted	$(0.10)	$6,154.19	$1.78	$6,718.57
Weighted average shares outstanding
Basic	9,749,860	1,000	6,981,027	1,000
Diluted	9,749,860	1,000	6,981,027	1,000

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,468	$268
Restricted cash	3,781	—
Accounts receivable net of allowance for doubtful accounts of $460 and $476 in 2012 and 2011, respectively.	24,446	26,528
Prepaid expenses and other	1,426	4,217
Income tax receivable	1,048	1,248
Deferred tax assets	8,208	7,602
Total current assets	40,377	39,863
Restricted cash	—	5,214
Aircrane support parts, net	133,281	129,287
Aircranes, net	66,673	42,288
Property, plant, and equipment, net	14,435	14,341
Other noncurrent assets	2,057	2,918
Total assets	$256,823	$233,911

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,746	$8,480
Current portion of long-term debt	71,202	6,500
Accrued and other current liabilities	19,662	19,323
Income taxed payable	6,275	—
Total current liabilities	105,885	34,303
Long-term debt, less current portion	26,674	124,070
Other long-term liabilities	1,415	4,328
Deferred tax liabilities	17,481	14,194
Total liabilities	151,455	176,895
Series A redeemable preferred stock, $0.0001 par value
Authorized— zero and 70,000 shares at 2012 and 2011, respectively; issued and outstanding—zero and 34,999.5 shares at 2012 and 2011, respectively; liquidation preference of zero and $66,161 at 2012 and 2011, respectively	—	66,161
Stockholder’s equity (deficit):
Common stock, $0.0001 par value. Authorized110,000,000 and 2,300 shares at 2012 and 2011, respectively
Class A; designated 2,000; zero and 1,000 issued and outstanding at 2012 and 2011, respectively	—	1
Common stock; 9,726,785 and zero issued and outstanding at 2012 and 2011	1	—
Additional paid-in capital	101,833	—
Retained earnings (accumulated deficit)	2,447	(9,988)
Accumulated other comprehensive income (loss)	71	(36)
Total stockholders’ equity (deficit) attributable to Erickson Air crane, Inc.	104,352	(10,023)
Noncontrolling interest	1,016	878
Total stockholders’ equity (deficit)	105,368	(9,145)
Total liabilities, redeemable preferred stock, and stockholder’s equity	$256,823	$233,911

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$(858)	$8,363	$15,636	$16,260
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,682	1,699	8,976	7,300
Deferred income taxes	(6,108)	(2,849)	2,682	4,589
Non-cash interest on subordinate notes	598	1,080	3,137	3,158
Non-cash interest on tax contingencies	—	(3,015)	—	(2,745)
Stock based compensation	389	—	2,118	—
Non-cash tax settlement	—	(9,451)	—	(9,451)
Amortization of debt issuance costs	322	322	1,174	875
Gain on sale of equipment	5	(21)	5	(26)
Accounts receivable	26,111	2,407	2,679	(4,648)
Prepaid expenses and other	576	3,111	2,803	484
Income tax receivable	744	(1,248)	201	(1,248)
Aircrane support parts, net	(7,652)	(3,471)	(14,670)	(25,703)
Accounts payable	409	(2,746)	(85)	(2,236)
Accrued and other current liabilities	(10,655)	(813)	199	(4,770)
Income tax payable	4,896	1,565	6,215	1,498
Other long-term liabilities	(2,392)	(1,240)	(2,912)	(4,060)
Net cash provided by (used in) operating activities	9,067	(6,307)	28,158	(20,723)
Cash flows from investing activities:
Purchases of Aircranes, property, plant, and equipment	(18,395)	(999)	(22,736)	(11,413)
Restricted cash	(4)	18	1,438	(998)
Dividends from, or purchases of, noncontrolling interest	—	—	(297)	(254)
Increase (decrease) in other assets	129	3	103	(418)
Net cash provided by (used in) investing activities	(18,270)	(978)	(21,492)	(13,083)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	—	31,454	—
Borrowings of debt	98,747	70,906	291,234	317,737
Repayments of debt	(89,049)	(66,381)	(327,063)	(284,220)
Excess tax benefits from equity awards	(695)	—	(695)	—
Debt issuance costs	(102)	18	(376)	(758)
Net cash provided by (used in) investing activities	8,901	4,543	(5,446)	32,759
Effect of foreign currency exchange rates on cash and cash equivalents	—	(46)	(20)	(613)
Net increase (decrease) in cash and cash equivalents	(302)	(2,788)	1,200	(1,660)
Cash and cash equivalents at beginning of period	1,770	3,056	268	1,928
Cash and cash equivalents at end of period	$1,468	$268	$1,468	$268
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$842	$1,241	$3,655	$6,099
Net cash paid (received) during the period for income taxes	$608	$377	$1,104	$(388)

About Erickson Air-Crane Incorporated

Erickson Air-Crane specializes in the operation and manufacture of the Erickson S-64 Aircrane (the “Aircrane”), a versatile and powerful heavy-lift helicopter. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane without a fuselage for internal loads. The Aircrane is also the only commercial heavy-lift helicopter with a rear load-facing cockpit, combining an unobstructed view and complete aircraft control for precision lift and load placement capabilities. Erickson Air-Crane owns and operates a fleet of 18 Aircranes, which are used to support a wide variety of government and commercial customers worldwide across a broad range of aerial services, including firefighting, timber harvesting, infrastructure construction, and crewing. Erickson Air-Crane also manufactures Aircranes and related components for sale to government and commercial customers and provides aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon with its principal manufacturing facility based in Central Point, Oregon. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include the possibility that we do not complete the acquisition of the Brazilian air logistics business, or realize the benefits of acquisitions, on a timely basis or at all, the ability to integrate these businesses successfully or in a timely and cost-efficient manner, the ability to successfully enter new markets and manage international expansion, failure to obtain any required financing on favorable terms, including the possibility that the commitment letter from Wells Fargo Bank expires, our safety record, the hazards associated with operating Aircranes, compliance with debt obligations, cancellations, reductions or delays in customer orders, ability to collect on customer receivables, weather and seasonal fluctuations that impact Aircrane activities, competition, reliance on a small number of large customers, the impact of short-term contracts, the availability and size of the Aircrane fleet, the ability to implement production rate changes, the impact of government spending, the impact of product liability and product warranties, the ability to attract and retain qualified personnel, the impact of environmental regulations, the ability to accurately forecast financial guidance, convert backlog into revenues, and appropriately plan expenses, worldwide economic conditions (including conditions in Greece and Italy), government regulation, ability to attract and retain key personnel, reliance on a small number of manufacturers, the necessity to provide components or services to owners and operators of aircraft, effectively manage growth, keep pace with changes in technology, adequately protect our intellectual property, successfully enter new markets, manage international expansion, expand and diversify its customer base, expand and market manufacturing and maintenance, repair and overhaul services, the potential unionization of employees, the fluctuation in the price of fuel, the ability to access public or private debt markets, the obligations of being a new public company, the impact of equipment failures or other events impacting the operation of our factories, and successfully manage any future acquisitions, and other risks and uncertainties more fully described under the heading “Risk Factors” in the Company’s most recently filed Annual Report on Form 10K as well as the other reports Erickson Air-Crane has filed with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Use of Non-GAAP Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization and the adjustments to EBITDA to be non-cash unrealized mark-to-market foreign exchange gains (losses), specified litigation expenses, certain management fees, gains from sale of equipment, non-cash charges arising from awards to employees relating to equity interests, non-cash charges relating to financings, initial public offering-related non-capitalized expenses, acquisition due diligence and transaction related expenses, and other unusual, extraordinary, non-recurring non-cash costs. This is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered an alternative to revenue or net income (loss) as a measure of operating performance, to cash flows from operating activities as a measure of liquidity, or to any other measure of financial performance presented in accordance with GAAP. We present Adjusted EBITDA because we believe it is an important measure of our operating performance and provides more comparability between our historical results by taking into account our capital structure including (i) changes in our asset base (depreciation and amortization) from acquisitions and from capital expenditures, and (ii) changes in interest expense and amortization of financing costs. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months	Three Months
	Ended	Ended		Year Ended		Year Ended
	December 31,	December 31,		December 31,		December 31,
	2012	2011		2012		2011
EBITDA and Adjusted EBITDA Reconciliation
Net income (loss) attributable to Erickson Air-Crane, Incorporated	(949)	8,576		15,230		15,870
Interest expense, net	1,453	2,594		6,990		9,150
Tax expense (benefit)	45	(11,522)		10,213		(4,926)
Depreciation	2,682	1,699		8,976		7,300
Amortization of debt issuance costs	322	322		1,174		875
Non-cash charges from awards to employees of equity interests	389	—		2,118		—
EBITDA	3,942	1,669		44,701		28,269
Non-cash unrealized mark-to-market foreign exchange gains (losses)	350	(358)		322		(1,819)
Interest related to tax contingencies	—	(3,015)		—		(2,745)
Litigation expense	—	30		—		1,390
Acquisition related expenses	234	—		242		—
Other noncash (gains) losses	5	(21)		(795	)(2)	(26)
Adjusted EBITDA	4,531	(1,695	)(1)	44,470		25,069 (1)

(1) As part of the amendments to our credit agreement on June 30, 2011, the $10.0 million in new unsecured subordinated promissory notes are included, with limitation, as an addition to Adjusted EBITDA. Such amounts have been excluded from this table for presentation purposes.

(2) The $0.8 million relates to the removal of the Canadian Revenue Authority reserve that was included as an addback for the fourth quarter 2010 charges.

Company Contact:

Dave Finnie, Senior Director, Finance and Business Operations

Erickson Air-Crane Incorporated

Tel: (503) 505-5880

Email: dfinnie@ericksonaircrane.com

Investor Relations Contact:

James Palczynski

ICR, Inc.

Tel: 203-682-8229

Email: jp@icrinc.com

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